Exhibit 4.38

Conformed Copy

DEED OF PLEDGE OF REGISTERED SHARES

On the fourteenth day of August two thousand nine, appeared before me, Krishna van Zundert, kandidaat-notaris, hereinafter: “civil law notary”, deputising for dr. Thomas Pieter van Duuren, civil law notary (notaris) in Amsterdam, The Netherlands:

1.

(a)     Ms Dorien Christianne de Voogd, in this matter with residence at the offices of Warendorf, Koningslaan 42, 1075 AE Amsterdam, The Netherlands, born in Amsterdam, The Netherlands, on the fifth day of November nineteen hundred seventy-seven, holder of a passport with number NH2502629; and

(b)     Ms Alycke Berber Deirdre Kootstra, in this matter with residence at the offices of Warendorf, Koningslaan 42, 1075 AE Amsterdam, The Netherlands, born in Achtkarspelen, The Netherlands, on the third day of July nineteen hundred eighty-four, holder of a passport with number NH9797017, both acting in this respect as attorneys-in-fact, duly authorised in writing, of:

(i)     CEMEX DUTCH HOLDINGS B.V., private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under Dutch law, having its seat (statutaire zetel) at Amsterdam, The Netherlands, and its registered office at Amsteldijk 166, 1079 LH Amsterdam, The Netherlands and registered with the Dutch Commercial Register (Handelsregister) under number 34218087 (“Cemex Dutch Holdings B.V.”);

(ii)    SUNWARD HOLDINGS B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under Dutch law, having its seat (statutaire zetel) at Amsterdam, The Netherlands, and its registered office at Amsteldijk 166, 1079 LH Amsterdam, The Netherlands and registered with the Dutch Commercial Register (Handelsregister) under number 34169530 (“Sunward Holdings B.V.”);

(iii)  SUNWARD ACQUISITIONS N.V., a public company with limited liability (naamloze vennootschap), incorporated under Dutch law, having its seat (statutaire zetel) at Amsterdam, The Netherlands, and its registered office at Amsteldijk 166, 1079 LH Amsterdam, The Netherlands and registered with the Dutch Commercial Register (Handelsregister) under number 33235711 (“Sunwards Acquisitions N.V.”);

(iv)

CEMEX INTERNATIONAL FINANCE COMPANY, a company incorporated under the laws of the Republic of Ireland, having its registered office at 70 Sir John Rogerson’s Quay, Dublin 2, The Republic of Ireland, registered with Companies Registration Office under number 226652 (“Cemex International Finance Company”);

(v)

CORPORACION GOUDA S.A. DE C.V., a company incorporated under the laws of Mexico, having its registered office at Avenida Constitución 444 pte, CP 64000 Monterrey, N.León, Mexico, registered with the Registro Publico de la Propiedad y de comercio del estado de Nuevo León te Monterray in Mexico under number 25012002-113 (“Corporación Gouda S.A. de C.V.”);

(vi)

MEXCEMENT HOLDINGS S.A. DE C.V., a company incorporated under the laws of Mexico, having its registered office at Avenida Constitución 444 Pte, C.P. 64000, Monterrey, Nuevo León, México, registered at the Registro Público de la Propiedad y del Comercio del Estado de Nuevo León in México under the number 5457, Volume 2, Book First (“Mexcement Holdings S.A. de C.V.”);

(vii)

NEW SUNWARD HOLDING B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under Dutch law, having its seat (statutaire zetel) at Amsterdam, The Netherlands, and its registered office at Amsteldijk 166, 1079 LH Amsterdam, The Netherlands and registered with the Dutch Commercial Register (Handelsregister) under number 34133556 (the “Company”);

2.

Mr Harmen Jacobus Keuning, in this matter with residence at the offices of Clifford Chance LLP, Droogbak 1a, 1013 GE Amsterdam, The Netherlands, born in Amstelveen, The Netherlands, on the twenty-first day of April nineteen hundred eighty, in this respect acting as attorney-in-fact, duly authorised in writing, of:

WILMINGTON TRUST (LONDON) LIMITED, a company with limited liability, incorporated under the laws of England and Wales, having its registered office at Fifth Floor, 6 Broad Street Place, London EC2M 7JH, United Kingdom and registered with Companies House under number 05650152, except as expressly provided herein acting in its capacity of Security Agent (and where acting in such capacity acting on behalf of the Secured Parties) (all as defined below) (the “Pledgee”).

The authorisation of the persons appearing before me appears from eight (8) written powers of attorney, (photo copies of) which shall be attached to this Deed.

The persons appearing, acting as stated, declared that:

IT IS HEREBY AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

1.1.1	Unless a contrary indication appears, capitalised terms not defined in this Deed (as defined below) shall have the same meaning given to such terms in the Intercreditor Agreement (as defined below).

1.1.2	In addition the following terms shall have the following meaning:

“Articles of Association” means the articles of association (statuten) of the Company as they currently stand and/or, as the case may be, as they may be amended from time to time.

“Debt Documents” has the meaning given to it in the Intercreditor Agreement.

“Deed” means this deed of pledge.

“Depository Receipts” means depository receipts of shares in the capital of the Company issued with the co-operation of the Company (met medewerking van de vennootschap uitgegeven certificaten van aandelen).

“Dividends” means cash dividends, distribution of reserves, repayments of capital and all other distributions and payments in any form which at any time during the existence of the right of pledge created hereby, become payable in respect of any one of the Shares.

“Enforcement Event” has the meaning given to it in the Intercreditor Agreement.

“Existing Deed of Pledge I” has the meaning ascribed thereto in Clause 3.5 (Mergers).

“Existing Deed of Pledge II” has the meaning ascribed thereto in Clause 3.5 (Mergers).

“Existing Deed of Pledge III” has the meaning ascribed thereto in Clause 3.5 (Mergers).

“Existing Deed of Pledge IV” has the meaning ascribed thereto in Clause 3.5 (Mergers).

“Financing Agreement” means the financing agreement dated the fourteenth day of August two thousand nine entered into among, inter alios, CEMEX S.A.B. de C.V. as the Parent, the Original Borrowers, the Original Guarantors, the Original Security Providers, the Original Participating Creditors, the Administrative Agent and the Security Agent (all as defined therein).

“Future Shares” means all shares in the capital of the Company acquired by a Pledgor after the date of this Deed.

“Intercreditor Agreement” means the intercreditor agreement dated on or about the date of the Financing Agreement and made between, inter alios, CEMEX S.A.B. de C.V. as the Parent, the Original Borrowers, the Original Guarantors, the Original Security Providers, the Security Agent and the Participating Creditors (all as defined therein).

“Merger I” has the meaning ascribed thereto in Clause 3.5 (Mergers).

“Merger II” has the meaning ascribed thereto in Clause 3.5 (Mergers).

“Merger III” has the meaning ascribed thereto in Clause 3.5 (Mergers).

“Merger IV” has the meaning ascribed thereto in Clause 3.5 (Mergers).

“Newly Issued Shares I” has the meaning ascribed thereto in Clause 3.5 (Mergers).

“Newly Issued Shares II” has the meaning ascribed thereto in Clause 3.5 (Mergers).

“Newly Issued Shares III” has the meaning ascribed thereto in Clause 3.5 (Mergers).

“Parallel Debts” means a collective reference to the Finance Parallel Debt and the Notes Parallel Debt (each as defined in the Intercreditor Agreement).

“Pledgors” means a collective reference to (i) Cemex Dutch Holdings B.V. being the only entity holding Present Shares on the date of this Deed and (ii) Sunward Holdings B.V., Sunwards Acquisitions N.V., Cemex International Finance Company, Corporación Gouda S.A. de C.V. and Mexcement Holdings S.A. de C.V., which entities will be acquiring Shares after the date of this Deed, and “Pledgor” means, individually, any one of them.

“Present Shares” means all of the shares issued and paid-up in the capital of the Company and registered in the name of Cemex Dutch Holdings B.V., being three hundred eighty-five thousand two hundred eighty (385,280) ordinary shares, numbered 1 through 385,280, with a nominal value of ten eurocent (EUR 0.10) each.

“Principal Obligations” means a collective reference to all present and future obligations owed by any Debtor to (a) any of the Finance Secured Parties under or in connection with the Finance Secured Documents and (b) any of the Notes Secured Parties under or in connection with the Notes Secured Documents, in each case other than the obligations pursuant to the Parallel Debts.

“Related Rights” means the Dividends, all present and future rights of the Pledgors to acquire shares in the capital of the Company and all other present and future rights arising out of or in connection with the Shares, other than the Voting Rights.

“Release Date” means the date on which the Transaction Security (as defined in the Intercreditor Agreement) shall be released pursuant to and in accordance with clause 8.2 of the Intercreditor Agreement.

“Secured Obligations” means all present and future obligations owed by the Debtors to the Pledgee pursuant to the Parallel Debts and all Principal Obligations that are secured obligations pursuant to paragraph 3.1.3.

“Security Assets” means the Shares and the Related Rights.

“Shares” means the Present Shares and the Future Shares.

“Voting Rights” means the voting rights in respect of any of the Shares.

1.2	Interpretation

Subject to any contrary indication, any reference in this Deed to a “Clause”, “Sub-clause” or “paragraph” shall be interpreted as a reference to a clause, sub-clause or paragraph hereof.

1.3	Continuing security

Any reference made in this Deed to any Finance Secured Document and/or any Notes Secured Document or to any agreement or document (under whatever name), where applicable, shall be deemed to be a reference to such Finance Secured Document and/or Notes Secured Document or such other agreement or document as the same may have been, or at any time may be, extended, prolonged, amended, restated, supplemented, renewed or novated, as persons may accede thereto as a party or withdraw therefrom as a party in part or in whole or be released thereunder in part or in whole, and/or as facilities and/or amounts and/or financial services are or at any time may be granted, extended, prolonged, increased, reduced, cancelled, withdrawn, amended, restated, supplemented, renewed or novated thereunder including, without limitation:

(a)	any:

(i)	increase or reduction in any amount available thereunder or any alteration of or addition to the purpose for which any such amount, or increased or reduced amount may be used,

(ii)	facility or note provided in substitution of, or in addition to, the facilities originally made available thereunder or notes originally issued thereunder,

(iii)	rescheduling of the indebtedness incurred thereunder whether in isolation or in connection with any of the foregoing, and

(iv)	combination of the foregoing, and/or

(b)	any document designated as a Finance Secured Document or Notes Secured Document by the Administrative Agent and the Parent.

1.4	Unlawful financial assistance

No obligations shall be included in the definition of “Secured Obligations” to the extent that, if they were included, the security interest granted pursuant to this Deed or any part thereof would be void as a result of violation of the prohibition on financial assistance contained in Articles 2:98c and/or 2:207c of the Dutch Civil Code or any other applicable financial assistance rules under any relevant jurisdiction (the “Prohibition”) and all provisions hereof shall be interpreted accordingly. For the avoidance of doubt, this Deed shall continue to secure those obligations which, if included in the definition of “Secured Obligations”, shall not constitute a violation of the Prohibition.

1.5	Separate agreements

1.5.1	For the purpose of efficiency this Deed is entered into between the Pledgee of the one part and each of the individual entities defined as a “Pledgor” of the other part.

1.5.2

This Deed shall be interpreted so as to constitute a separate pledge agreement between each of the individual entities defined as a “Pledgor” of the one part and the Pledgee of the other part, and if any of the separate pledge agreements of any of such entities become(s) invalid or unenforceable, is terminated, rescinded, released, void, voidable, amended, restated, renewed, novated, supplemented or otherwise affected, the Secured Obligations of any of such entities are satisfied or any of the rights of pledge created hereby is or are ineffective, to the fullest extent permitted by law the foregoing shall not affect the validity or enforceability of the other agreement between the Pledgee of the one part and such other entity of the other part.

1.6	Pledgee Provisions

1.6.1

Subject to the mandatory provisions of Dutch law the Pledgee shall not, whether by virtue of this Deed or by exercising any of its rights thereunder, owe any duty of care to the Pledgors or the Company.

1.6.2	The permissive rights of the Pledgee to take action under this Deed shall not be construed as an obligation or duty for it to do so.

1.6.3

In acting as Pledgee, the Pledgee shall be treated as acting through its agency division which shall be treated as a separate entity from its other divisions and departments. Any information received or acquired by the Pledgee which is received or acquired by some other division or department or otherwise than in its capacity as Pledgee may be treated as confidential by the Pledgee and will not be treated as information possessed by the Pledgee in its capacity as such.

1.6.4

In acting or otherwise exercising its rights or performing its duties under any provision of this Deed, the Pledgee shall act in accordance with the provisions of the Intercreditor Agreement and parties to this Deed acknowledge and agree that in so acting the Pledgee shall have the rights, benefits, protections, indemnities and immunities set out in the Intercreditor Agreement and shall not incur any liability to the Pledgor or the Company, other than as expressly provided for in the Intercreditor Agreement.

2.	UNDERTAKING TO PLEDGE AND PARALLEL DEBTS

2.1	Undertaking to pledge

Each Pledgor has agreed, or, as the case may be, hereby agrees with the Pledgee that it shall grant to the Pledgee a right of pledge over its Security Assets as security for the payment of the Secured Obligations.

2.2	Parallel Debts

Pursuant to the Parallel Debts the Pledgee has its own claim in respect of the payment obligations of the Debtors to the Finance Secured Parties and the Notes Secured Parties. In connection with the creation of the rights of pledge pursuant hereto each Pledgor and the Pledgee acknowledge that, with respect to this claim, the Pledgee acts in its own name and not as representative (vertegenwoordiger) of the Finance Secured Parties and the Notes Secured Parties or any of them and consequently the Pledgee is the sole pledgee under this Deed.

3.	PLEDGE

3.1	Pledge of Security Assets

3.1.1

To secure the payment of the Secured Obligations, each Pledgor hereby grants to the Pledgee a right of pledge over its Present Shares and the Related Rights pertaining thereto (where applicable) and grants in advance (bij voorbaat) to the Pledgee a right of pledge over its Future Shares and the Related Rights pertaining thereto, which rights of pledge are hereby accepted by the Pledgee.

3.1.2

To the extent the pledge in advance referred to in paragraph 3.1.1 is not effective under Dutch law, each Pledgor will forthwith grant a supplemental right of pledge by executing, before a Dutch civil law notary, a deed of pledge substantially in the form of this Deed or such other form as the Pledgee may reasonably require in order to perfect the pledge over the relevant Future Shares and the Related Rights pertaining thereto.

3.1.3

If and to the extent that at the time of creation of this right of pledge, or at any time hereafter, a Principal Obligation owed to the Pledgee cannot be validly secured through the Parallel Debts, such Principal Obligation itself shall be a Secured Obligation.

3.2	Registration

The Pledgee shall be entitled to present this Deed and any other document in connection herewith for registration to any office, registrar or governmental body in any jurisdiction the Pledgee deems necessary or useful to protect its interests.

3.3	Related Rights

3.3.1

Subject to Sub-clause 3.3.2 below, only the Pledgee is entitled to receive and exercise the Related Rights pledged pursuant hereto or, as applicable, pursuant to the relevant Existing Deed of Pledge (as defined and referred to in Clause 3.5 (Mergers) of this Deed.

3.3.2

The Pledgee hereby authorises each Pledgor (as envisaged by Article 3:246 paragraph 4 of the Dutch Civil Code) to receive Dividends in accordance with the terms of the Financing Agreement. The authorisation shall automatically cease to exist upon the occurrence of an Enforcement Event.

3.4	Voting Rights

3.4.1

In accordance with Article 2:198 paragraph 3 of the Dutch Civil Code, in conjunction with the relevant provisions of the Articles of Association, the general meeting of shareholders of the Company, has approved on the thirty-first day of July two thousand nine by means of a written resolution adopted outside a meeting in accordance with Article 2:238 of the Dutch Civil Code and Article 21 of the Articles of Association, the granting of a right of pledge in respect of the Shares with the conditional transfer to the Pledgee of the Voting Rights and other rights and powers attached to the Shares. A copy of said written resolution by the general meeting of shareholders shall be attached to this Deed (Annex).

3.4.2	The Voting Rights are hereby transferred to the Pledgee, subject to the cumulative conditions precedent (opschortende voorwaarden) of:

(a)	the occurrence of an Enforcement Event, and

(b)

the delivery of a notice by the Pledgee to the Company that it, the Pledgee, will exercise the Voting Rights (whereby it is agreed and acknowledged by the parties to this Deed that such notice may only be given by the Pledgee upon receipt by the Pledgee of express written instructions to this effect from the Instructing Group or otherwise in accordance with the Intercreditor Agreement).

The Pledgee shall send to each Pledgor, for information purposes only, a copy of any notice to the Company as referred to in paragraph 3.4.2 sub (b) above.

3.4.3	Prior to receipt by the Company of a notice as referred to in paragraph 3.4.2(b) above:

(a)	each Pledgor shall have the right to exercise its Voting Rights; and

(b)	the Pledgee shall not have the rights attributed by law to the holders of Depository Receipts.

3.4.4	Forthwith upon receipt by the Company of a notice as referred to in paragraph 3.4.2(b) above no Pledgor shall be entitled any longer to exercise its Voting Rights.

3.5	Mergers

3.5.1	General

It is the intention that after the date of this Deed the following mergers will be effected:

(a)

a merger (fusie) (“Merger I”) between Sunward Acquisitions N.V. (as acquiring entity (verkrijgende rechtspersoon)) and Sunward Investments B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law, having its seat (statutaire zetel) at Amsterdam, The Netherlands, and its registered office at Amsteldijk 166, 1079 LH Amsterdam, The Netherlands and registered with the Dutch Commercial Register (Handelsregister) under number 34169379 (as disappearing entity (verdwijnende rechtspersoon)) (“Sunward Investments B.V.”);

(b)	a merger (fusie) (“Merger II”) between Sunward Holdings B.V. (as acquiring entity (verkrijgende rechtspersoon)) and Cemex Dutch Holdings B.V. (as disappearing entity (verdwijnende rechtspersoon));

(c)

a merger (fusie) (“Merger III”) between Sunward Acquisitions N.V. (as acquiring entity (verkrijgende rechtspersoon)) and Sunward Holdings B.V. (as disappearing entity (verdwijnende rechtspersoon)); and

(d)	a merger (fusie) (“Merger IV”) between the Company (as acquiring entity (verkrijgende rechtspersoon)) and Sunward Acquisitions N.V. (as disappearing entity (verdwijnende rechtspersoon)).

By:

(a)

notarial deed dated the fourteenth day of August two thousand nine executed before a deputy of dr. T.P. van Duuren, civil law notary (notaris) in Amsterdam, The Netherlands, with Corporación Gouda S.A. de C.V., as pledgor, the Pledgee as pledgee and Sunward Investments B.V. as company (the “Existing Deed of Pledge I”), amongst others, the shares in the capital of Sunward Investments B.V. (the “Shares Sunward Investments B.V.”) (together with Related Rights as defined therein) were pledged in favour of the Pledgee;

(b)

notarial deed dated the fourteenth day of August two thousand nine executed before a deputy of dr. T.P. van Duuren, civil law notary (notaris) in Amsterdam, The Netherlands, with, amongst others, Cemex International Finance Company as pledgor, the Pledgee as pledgee and Cemex Dutch Holdings B.V. as company (the “Existing Deed of Pledge II”), amongst others, the shares in the capital of the Cemex Dutch Holdings B.V. (the “Shares Cemex Dutch Holdings B.V.”) (together with Related Rights as defined therein) were pledged in favour of the Pledgee;

(c)

notarial deed dated the fourteenth day of August two thousand nine executed before a deputy of dr. T.P. van Duuren, civil law notary (notaris) in Amsterdam, The Netherlands, with, amongst others, Cemex International Finance Company as pledgor, the Pledgee as pledgee and Sunward Holdings B.V. as company (the “Existing Deed of Pledge III”), amongst others, the shares in the capital of the Sunward Holdings B.V. (the “Shares Sunward Holdings B.V.”) (together with Related Rights as defined therein) were pledged in favour of the Pledgee; and

(d)

notarial deed dated the fourteenth day of August two thousand nine executed before a deputy of dr. T.P. van Duuren, civil law notary (notaris) in Amsterdam, The Netherlands, with Mexcement Holdings S.A. de C.V., Corporación Gouda S.A. de C.V., Cemex International Finance Company as pledgors, the Pledgee as pledgee and Sunward Acquisitions N.V. as company (the “Existing Deed of Pledge IV”), amongst others, the shares in the capital of Sunward Acquisitions N.V. (the “Shares Sunward Acquisitions N.V.”) (together with Related Rights as defined therein) were pledged in favour of the Pledgee.

As a consequence of:

(a)

Merger I (i) Corporación Gouda S.A. de C.V. will acquire shares in Sunward Acquisitions N.V. (the “Newly Issued Shares I”) and (ii) Sunward Acquisitions N.V. will acquire shares in Sunward Holdings B.V. in addition to the shares already held by it, which shares are held by Sunward Holdings B.V. (the “Additional Shares Sunward Holdings B.V.”);

(b)

Merger II (i) Cemex International Finance Company will acquire shares in Sunward Holdings B.V. (the “Newly Issued Shares II”) and (ii) Sunward Holdings B.V. will acquire shares in New Sunward Holding B.V. (the “Additional Shares II Sunward Holdings B.V.”);

(c)

Merger III (i) Cemex International Finance Company will acquire shares in Sunward Acquisitions N.V. (the “Newly Issued Shares III”) and (ii) Sunward Acquisitions N.V. will acquire shares in New Sunward Holding B.V. (the “Additional Shares New Sunward Holdings B.V.”); and

(d)

Merger IV, Corporación Gouda S.A. de C.V. , Mexcement Holdings S.A. de C.V., Cemex Trademarks Holding Ltd., a company incorporated under the laws of Switzerland, having its registered office at Römerstrasse 13, 2555 Brügg bei Biel, Switzerland, registered with Berne under number CH-035.3.029.636-0 (“Cemex Trademarks Holding Ltd.”) and Cemex International Finance Company will acquire shares in the Company (the “Newly Issued Shares IV”).

3.5.2	Merger I

Upon the Merger I having been effected, Corporación Gouda S.A. de C.V. will become a shareholder of Sunward Acquisitions N.V. The parties acknowledge that pursuant to Article 2:319 paragraph 1 of the Dutch Civil Code the rights vested in favour of the Pledgee pursuant to the Existing Deed of Pledge I will by operation of law be vested in respect of the shares in Sunward Acquisitions N.V. (together with the related rights) acquired by Corporación Gouda S.A. de C.V. (from time to time). Furthermore the Shares Sunward Acquisitions N.V. (together with the related rights) have been pledged in advance in the Existing Deed of Pledge IV.

The parties furthermore acknowledge that, upon Merger I having been effected, the Additional Shares Sunward Holdings B.V. acquired by Sunward Acquisitions N.V. (together with the related rights) are automatically pledged in favour of the Pledgee pursuant to the Existing Deed of Pledge III.

To the extent not already pledged by operation of law pursuant to Article 2:319 paragraph 1 of the Dutch Civil Code, to secure the payment of the Secured Obligations, Corporación Gouda S.A. de C.V. has granted in advance (bij voorbaat) a right of pledge over the Newly Issued Shares I and the related rights pertaining thereto, as well as all other future shares in Sunward Acquisitions N.V. and the related rights pertaining thereto, which rights of pledge have been accepted by the Pledgee. Corporación Gouda S.A. de C.V. has agreed and confirmed to be bound as a pledgor to the Existing Deed of Pledge IV as if it had been a holder of (present) shares in Sunward Acquisitions N.V. on the day of the execution of the Existing Deed of Pledge IV (thus, amongst others, on such date agreeing to the transfer of the voting rights attached to its shares and granting any and all powers of attorney on the terms and conditions set out in the Existing Deed of Pledge IV).

3.5.3	Merger II

Upon the Merger II having been effected, Cemex International Finance Company will become a shareholder of Sunward Holdings B.V. The parties acknowledge that pursuant to Article 2:319 paragraph 1 of the Dutch Civil Code the rights vested in favour of the Pledgee pursuant to the Existing Deed of Pledge II will by operation of law be vested in respect of the shares in Sunward Holdings B.V. (together with the related rights) acquired by Cemex International Finance Company (from time to time). Furthermore the Shares Sunward Holdings B.V. (together with the related rights) have been pledged in advance in the Existing Deed of Pledge III.

The parties furthermore acknowledge that, upon Merger II having been effected, the Additional Shares II Sunward Holdings B.V. acquired by Sunward Acquisitions N.V. (together with the related rights) are automatically pledged in favour of the Pledgee pursuant to the Existing Deed of Pledge III.

To the extent not already pledged by operation of law pursuant to Article 2:319 paragraph 1 of the Dutch Civil Code, to secure the payment of the secured obligations, Cemex International Finance Company has granted in advance (bij voorbaat) a right of pledge over the Newly Issued Shares II and the related rights pertaining thereto, as well as all other future shares in Sunward Holdings B.V. and the related rights pertaining thereto, which rights of pledge have been accepted by the Pledgee. Cemex International

Finance Company has agreed and confirmed to be bound as a pledgor to the Existing Deed of Pledge III as if it had been a holder of (present) shares in Sunward Holdings B.V. on the day of the execution of the Existing Deed of Pledge III (thus, amongst others, on such date agreeing to the transfer of the voting rights attached to its shares and granting any and all powers of attorney on the terms and conditions set out in the Existing Deed of Pledge III).

3.5.4	Merger III

Upon the Merger III having been effected, Cemex International Finance Company will become a shareholder of Sunward Acquisitions N.V. The parties acknowledge that pursuant to Article 2:319 paragraph 1 of the Dutch Civil Code the rights vested in favour of the Pledgee pursuant to the Existing Deed of Pledge III will by operation of law be vested in respect of the shares in Sunwards Acquisitions N.V. (together with the related rights). Furthermore the Newly Issued Shares III (together with the related rights) acquired by Cemex International Finance Company (from time to time) have been pledged in advance in the Deed of Existing Pledge IV.

The parties furthermore acknowledge that, upon Merger III having been effected, the Additional Shares New Sunward Holdings B.V. acquired by Sunward Acquisitions N.V. (together with the related rights) are automatically pledged in favour of the Pledgee pursuant to the Existing Deed of Pledge III.

To the extent not already pledged by operation of law pursuant to Article 2:319 paragraph 1 of the Dutch Civil Code, to secure the payment of the secured obligations, Cemex International Finance Company has granted in advance (bij voorbaat) a right of pledge over the Newly Issued Shares III and the related rights pertaining thereto, as well as all other future shares in Sunward Acquisitions N.V. and the related rights pertaining thereto, which rights of pledge have been accepted by the Pledgee. Cemex International Finance Company has agreed and confirmed to be bound as a pledgor to the Existing Deed of Pledge IV as if it had been a holder of (present) shares in Sunward Acquisitions N.V. on the day of the execution of the Existing Deed of Pledge IV (thus, amongst others, on such date agreeing to the transfer of the voting rights attached to its shares and granting any and all powers of attorney on the terms and conditions set out in the Existing Deed of Pledge IV).

3.5.5	Merger IV

Upon the Merger IV having been effected, Corporación Gouda S.A. de C.V., Mexcement Holdings S.A. de C.V., Cemex Trademarks Holding Ltd. and Cemex International Finance Company will become shareholders of the Company.

The parties acknowledge that pursuant to Article 2:319 paragraph 1 of the Dutch Civil Code the rights vested in favour of the Pledgee pursuant to the Existing Deed of Pledge IV will by operation of law be vested in respect of the Newly Issued Shares IV and the Related Rights pertaining thereto as well as in respect of any (other) Future Shares acquired by Corporación Gouda S.A. de C.V., Mexcement Holdings S.A. de C.V. and Cemex International Finance Company (from time to time) and the Related Rights Pertaining thereto.

To the extent not already pledged by operation of law pursuant to Article 2:319 paragraph 1 of the Dutch Civil Code, Corporación Gouda S.A. de C.V., Mexcement Holdings S.A. de C.V. and Cemex International Finance Company hereby grant in advance (bij voorbaat) a right of pledge over the Newly Issued Shares IV and the Related Rights pertaining thereto, as well as all other Future Shares and the Related Rights pertaining thereto, which rights of pledge are hereby accepted by the Pledgee. Each of Corporación Gouda S.A. de C.V., Mexcement Holdings S.A. de C.V. and Cemex International Finance Company hereby agrees and confirms to be bound as a Pledgor to this Deed as if it had been a holder of (Present) Shares in the Company on the day of the execution of this Deed (thus, amongst others, on such date agreeing to the transfer of the Voting Rights attached to its shares and granting any and all powers of attorney on the terms and conditions set out in this Deed).

4.	REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1	Representations and warranties

4.1.1	Each Pledgor hereby represents and warrants to the Pledgee that the following are true and correct on the date hereof and on each date on which Security Assets are acquired by the relevant Pledgor:

(a)	it is entitled to pledge the Security Assets as envisaged hereby;

(b)

the right of pledge created hereby over its Security Assets is a first ranking right of pledge (pandrecht eerste in rang), its Security Assets have not been encumbered with limited rights (beperkte rechten) or otherwise and no attachment (beslag) on its Security Assets has been made;

(c)	its Security Assets have not been transferred, encumbered or attached in advance, nor has it agreed to such a transfer or encumbrance in advance; and

(d)	no depository receipts have been issued with respect to its Present Shares.

4.1.2	Furthermore, Cemex Dutch Holdings B.V., hereby represents and warrants to the Pledgee that the following are true and correct on the date hereof:

(a)	its Present Shares have been validly issued and fully paid and constitute one hundred percent (100%) of the share capital of the Company; and

(b)	it has acquired the relevant Present Shares as follows:

thirty-eight thousand five hundred twenty-eight (38,528) ordinary shares, numbered 1 through 38,528, with a nominal value of one euro (EUR 1.00) each, by notarial deed of contribution and transfer of shares, executed on the twenty-second day of December two thousand four, before a deputy of K. Stelling, civil law notary (notaris) in Amsterdam, The Netherlands;

the aforementioned thirty-eight thousand five hundred twenty-eight (38,528) ordinary shares were converted into the Present Shares by notarial deed of amendment of the articles of association, executed on the twenty-ninth day of July two thousand nine, before K. Stelling, civil law notary (notaris) in Amsterdam, The Netherlands.

4.2	Covenants

Each Pledgor hereby covenants that it will:

(a)	other than as explicitly permitted under the terms of the other Finance Secured Documents, not release, settle or subordinate any Related Rights without the Pledgee’s prior written consent;

(b)

at its own expense execute all such documents, exercise any right power or discretion exercisable, and perform and do all such acts and things as the Pledgee may request (acting reasonably) for creating, perfecting, protecting and/or enforcing the rights of pledge envisaged hereby;

(c)

not pledge, otherwise encumber or transfer any of its Security Assets, whether or not in advance, or permit to subsist any kind of encumbrance other than as envisaged hereby or as explicitly permitted under the terms of the other Finance Secured Documents, or perform any act that may harm the rights of the Pledgee, or permit to subsist any kind of attachment over its Security Assets;

(d)

immediately inform the Pledgee in writing of any event or circumstance which may be of importance to the Pledgee for the preservation or exercise of the Pledgee’s rights pursuant hereto and provide the Pledgee, upon its written request, with any other information in relation to its Security Assets or the pledge thereof as the Pledgee may request from time to time;

(e)

immediately inform in writing persons such as a liquidator (curator) in bankruptcy (faillissement), an administrator (bewindvoerder) in a suspension of payment (surseance van betaling) or preliminary suspension of payment (voorlopige surseance van betaling) or a person making an attachment (beslaglegger) or an Irish law examiner, of the existence of the rights of the Pledgee pursuant hereto;

(f)

not procure the issue of any shares in the capital of the Company or any Depository Receipts or rights to acquire the same, except to the extent explicitly permitted under the terms of the other Finance Secured Documents; and

(g)

except as explicitly permitted under the terms of the other Finance Secured Documents, not vote on any of its Shares without the prior written consent of the Pledgee in favour of a proposal to (i) amend the Articles of Association, (ii) dissolve the Company (other than as a consequence of a Permitted Reorganisation (as defined in the Financing Agreement)), (iii) apply for the bankruptcy (faillissement) or a suspension of payments (surseance van betaling) or preliminary suspension of payments (voorlopige surseance van betaling) of the Company, (iv) convert (omzetten), merge (fuseren) or demerge (splitsen) the Company (other than as part of a Permitted Reorganisation (as defined in the Financing Agreement)) or (v) distribute Related Rights.

5.	ENFORCEMENT

5.1

Without prejudice to the provision of Sub-clause 5.2 below, any failure to satisfy the Secured Obligations when due shall constitute a default (verzuim) in the performance of the Secured Obligations, without any reminder letter (sommatie) or notice of default (ingebrekestelling) being required.

5.2	Following, cumulatively:

(a)	the occurrence of an Enforcement Event; and

(b)	the Pledgee having been expressly instructed to take such enforcement action in writing by the Instructing Group or otherwise in accordance with the Intercreditor Agreement,

the Pledgee may enforce its rights of pledge and take recourse against the proceeds of enforcement.

5.3

None of the Pledgors shall be entitled to request the court to determine that the Security Assets pledged pursuant hereto shall be sold in a manner deviating from the provisions of Article 3:250 of the Dutch Civil Code.

5.4

The Pledgee shall not be obliged to give notice to any Pledgor of any intention to sell the relevant pledged Security Assets (as provided in Article 3:249 of the Dutch Civil Code) or, if applicable, of the fact that it has sold the same Security Assets (as provided in Article 3:252 of the Dutch Civil Code).

5.5

All monies received or realised by the Pledgee in connection with the Security Assets shall be applied by the Pledgee in accordance with the relevant provisions of the Intercreditor Agreement, subject to the mandatory provisions of Dutch law on enforcement (uitwinning).

6.	MISCELLANEOUS PROVISIONS

6.1	Waivers

6.1.1

To the fullest extent allowed by applicable law, each Pledgor waives (doet afstand van) any right it may have of first requiring the Pledgee to proceed against or claim payment from any other person or enforce any guarantee or security granted by any other person before exercising its rights pursuant hereto.

6.1.2

Each Pledgor hereby irrevocably and unconditionally waives (doet afstand van) any rights it has under or pursuant to any Dutch law provisions for the protection of grantors of security for the debts of third parties, including, to the extent relevant, any rights it may have pursuant to Articles 3:233, 3:234 and 6:139 of the Dutch Civil Code, which waiver is hereby accepted by the Pledgee.

6.1.3

Each Pledgor hereby irrevocably and unconditionally waives (doet afstand van), to the extent necessary in advance, any and all rights of recourse (regres) or subrogation (subrogatie) vis-à-vis any Debtor that it has or may obtain or acquire after the date of this Deed as a result of any enforcement action in respect of the rights of pledge granted under or in connection with this Deed (and, to the extent such waiver is not enforceable in whole or in part, any rights of recourse or subrogation to which it is or may become entitled under or pursuant to enforcement of any rights of pledge created under or pursuant to this Deed and hereby pledged to the Pledgee by way of a non disclosed pledge governed by the terms of this Deed), which waiver is hereby accepted by the Pledgee.

6.2	Evidence of indebtedness

An excerpt from the records of the Pledgee and/or Administrative Agent shall serve as conclusive evidence (dwingend bewijs) of the existence and the amounts of the Secured Obligations.

6.3	Unenforceability

Each Pledgor and the Pledgee hereby agree that they will negotiate in good faith to replace any provision hereof that may be held unenforceable with a provision that is enforceable and which is as similar as possible in substance to the unenforceable provision.

6.4	Power of attorney

Each Pledgor hereby grants an irrevocable power of attorney to the Pledgee to – following the occurrence of an Enforcement Event – act in such Pledgor’s name and on its behalf, authorising the Pledgee to – following the occurrence of an Enforcement Event – execute all such documents and to perform and do all such acts and things as the Pledgee may deem necessary or useful in order to have the full benefit of the rights granted or to be granted to the Pledgee pursuant hereto, including (i) the exercise of any ancillary rights (nevenrechten) as well as any other rights it has in relation to the relevant Security Assets and (ii) the performance of any obligations of the relevant Pledgor hereunder, which authorisation permits the Pledgee to act or also act as the relevant Pledgor’s counterparty within the meaning of Article 3:68 of the Dutch Civil Code.

6.5	Costs

With respect to costs and expenses, Clause 19 (Costs and Expenses) of the Financing Agreement shall apply and the provisions thereof are incorporated herein by reference.

7.	TRANSFER

7.1	Power to transfer

The Pledgee is entitled to transfer all or part of its rights and/or obligations pursuant hereto to any transferee and each Pledgor hereby in advance give its irrevocable consent to, and hereby in advance irrevocably co-operate with, any such transfer (within the meaning of Articles 6:156 and 6:159 of the Dutch Civil Code).

7.2	Transfer of information

Subject to the terms of the Financing Agreement and the Intercreditor Agreement, the Pledgee is entitled to impart any information concerning the Pledgors and/or the Security Assets to any transferee or proposed transferee.

8.	TERMINATION

8.1	Termination of pledge

Unless terminated by operation of law, the Pledgee’s rights of pledge created pursuant hereto shall be in full force and effect vis-à-vis each Pledgor until they shall have terminated, in part or in whole, as described in Sub-clause 8.2 (Termination by notice (opzegging) and waiver (afstand)) below.

8.2	Termination by notice (opzegging) and waiver (afstand)

The Pledgee will be entitled to terminate by notice (opzegging), in part or in whole, the rights of pledge created pursuant hereto in respect of all or part of the Security Assets and/or all or part of the Secured Obligations. If and insofar as the purported effect of any such termination requires a waiver (afstand van recht) by the Pledgee, each Pledgor hereby in advance agree to such waiver. The Pledgee shall furthermore terminate by notice (opzegging) the rights of pledge created pursuant hereto in respect of all of the Security Assets on the Release Date.

9.	GOVERNING LAW AND JURISDICTION

9.1	Governing law

This Deed is governed by and shall be interpreted in accordance with Dutch law.

9.2	Jurisdiction

Any disputes arising from or in connection with this Deed shall be submitted in first instance to the competent court in Amsterdam, The Netherlands, without prejudice to the Pledgee’s right to submit any disputes to any other competent court in The Netherlands or in any other jurisdiction.

9.3	Domicile (woonplaats)

9.3.1

Pursuant to Article 1:15 of the Dutch Civil Code each Pledgor hereby designates the offices of the Company as its domicile (woonplaats) for service of process in any proceedings in connection with this Deed.

9.3.2	The designation provided for in paragraph 9.3.1 above shall be without prejudice to any other method of service of process permitted by law.

9.4	Power of attorney

If a party to this Deed is represented by an attorney or attorneys in connection with the execution of this Deed or any agreement or document pursuant hereto and the relevant power of attorney is expressed to be governed by Dutch law, such choice of law is hereby accepted by each other party, in accordance with Article 14 Hague Convention on the Law Applicable to Agency of the fourteenth day of March nineteen hundred and seventy-eight.

10.	THE COMPANY

The Company:

(a)	acknowledges the right of pledge created over the Security Assets;

(b)	confirms that it has been notified of the right of pledge created over the Related Rights;

(c)	undertakes to register in its shareholders’ register:

(i)	the right of pledge over the Shares;

(ii)	the conditional transfer of Voting Rights to the Pledgee; and

(iii)	that, upon the occurrence of an Enforcement Event and notice to the Company, as set out in more detail in this Deed, the Pledgee shall have the rights attributed by law to the holders of depository receipts issued with the company’s co-operation (rechten die door de wet zijn toegekend aan de houders van met medewerking ener vennootschap uitgegeven certificaten van aandelen),

and to provide the Pledgee, as soon as practicable, with a copy of the relevant entries in its shareholders’ register;

(d)	represents and warrants that no Depository Receipts have been issued with respect to the Present Shares; and

(e)

covenants that it shall not co-operate in the issue of any Depository Receipts or issue any shares, or rights to acquire shares, in the capital of the Company, except to the extent explicitly permitted under the terms of the other Finance Secured Documents.

11.	CIVIL LAW NOTARY

Each of the parties to this Deed acknowledges that:

(a)	Dr. T.P. van Duuren, civil law notary (notaris) in Amsterdam, The Netherlands, is a partner of Clifford Chance LLP; and

(b)

Clifford Chance LLP acts as the Dutch legal adviser to the Pledgee and that Warendorf in Amsterdam, The Netherlands, acts as the Dutch legal adviser to the Pledgors and the Company in this transaction; and, having consulted its legal advisers, confirms its agreement and accepts that dr. T.P. van Duuren, aforementioned, or one of his deputies (kandidaat-notarissen) shall execute this Deed and that this shall not prevent Clifford Chance LLP from continuing to act as Dutch legal adviser to the Pledgee.

Each person appearing before me is known to me, civil law notary and the identity of the person appearing under 1 has been established by me, civil law notary, by means of a document intended for that purpose.

This deed, drawn up to be kept in the civil law notary’s custody was executed in Amsterdam, The Netherlands, on the date first above written.

The contents of this deed were given and explained to the persons appearing before me, who then declared to have noted and approved the contents and not to require a full reading thereof. Thereupon, after limited reading, this deed was signed by the persons appearing before me and by me, civil law notary.

Signed.

/s/ Krishna van Zundert

ISSUED AS A TRUE COPY

by Krishna van Zundert, kandidaat-notaris,

deputising for dr. Thomas Pieter van Duuren,

civil law notary (notaris) in Amsterdam,

on 14 August 2009.